OFFICIAL PAYMENTS CORP.


FOR RELEASE: IMMEDIATE                  CONTACT: Bruce J. Zanca
                                        E-Mail: BZANCA@OFFICIALPAYMENTS.COM
                                        Phone: 203/356-4205


                 Official Payments Announces Restructuring

                Company to Reduce Operating Expenses by 40%

Stamford, CT - Nov 27, 2001 - Official Payments Corporation
[www.officialpayments.com] (Nasdaq: OPAY), the leading provider of electronic payment options to government entities, announced today that the company is undertaking a proactive corporate restructuring which is intended to significantly reduce the company's operating expenses and use of cash. The restructuring will include the incorporation of newly developed technology; a reduction in marketing, administrative and telephony costs; and a near-term reduction of over one-third of the company's workforce.

"We've spent the past two years building our technology infrastructure, ramping our client base, developing marketing programs, and expanding our market share. We are on or ahead of schedule in each of those areas. We now have the ability to leverage our existing infrastructure in order to accelerate our path to profitability," said Thomas R. Evans, Chairman & Chief Executive Officer of Official Payments.

The restructuring is expected to result in a decrease in operating expenses in 2002 of over $10 million, according to Mr. Evans. The reductions, excluding the restructuring costs, are expected to dramatically decrease the company's cash consumption rate to less than $8 million in 2002, from approximately $19 million in 2001.

The company expects to take a restructuring charge of up to $7.5 million in the fourth quarter. The company ended the third quarter with $52 million in cash, and has no debt.

"The high quality of service that our government clients and our customers have come to expect will not be affected," Mr. Evans said. "I am confident this is the right time for the company and in the best interests of our shareholders to make this move now."

Among those whose employment is ending is Kenneth Stern, the company's founder and president. Mr. Stern, who has not been actively involved in the day-to-day operations since the company's IPO two years ago, will continue to serve as a director.

Official Payments maintains a substantial market-leading position in processing credit card transactions for government entities. The company has agreements with the Internal Revenue Service, 19 state governments, the District of Columbia, and over 1,000 counties and municipalities in all 50 states. Through September 2001, Official Payments captured 88% of all of the taxes paid to the IRS by credit card. From a competitive standpoint, in processing government credit card transactions, the company is unmatched in government client penetration, transaction volume and national footprint.

About Official Payments Corporation

Founded in 1996, Official Payments Corporation (Nasdaq: OPAY) is the leading provider of electronic payment options to more than 1,000 government entities in all 50 states. The company's principal business is enabling consumers to pay their government taxes, fees, fines, and utility bills by credit card, via Internet and telephone. Official Payments has agreements to collect and process credit card payments with the Internal Revenue Service, 19 state governments, the District of Columbia, and over 1,000 county and municipal governments across the United States. In 2000, Official Payments collected and processed over $925 million in federal, state and local government payments. Thomas R. Evans, the former President & CEO of the Internet company GeoCities, became Chairman & CEO of Official Payments in the summer of 1999. Mr. Evans brought Official Payments public in November of 1999, raising $80 million in its IPO on the NASDAQ national market.

Safe Harbor Statement
Statements in this release are current only as of the time the release is issued and may be deemed to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon the current economic environment and current expectations that involve risks and uncertainties, including, but not limited to statements regarding the company's competitive position, expected operating and financial performance, business model and expected growth of electronic payments to government entities. All forward-looking statements included in this report are based upon information available to the company as of the date hereof. You are cautioned that these statements are not guarantees of future performance. The company's actual results and the timing of certain events may differ significantly than those anticipated in, or caused by, any forward-looking statements as a result of certain risks and uncertainties, including without limitation, consumer utilization of the company's services, general economic and business conditions, major systems failure, constraints in capacity, rapid technological changes, ability to retain existing government contracts and enter into new government contracts, competitive nature of the market in which the company competes, pricing pressures, changes in laws and regulations (including changes in the ability or predisposition of government entities to accept direct payments by credit card) and the continued development of the company's products. A more complete description of these and other risks and uncertainties associated with the company's business can be found in the company's filings with the United States Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. The company does not undertake any obligation to update publicly any forward-looking statement in this release, or any statement which was accurate at the time the release was issued, whether as a result of new information, future events or otherwise.

NOTE: Official Payments Corp. and the Official Payments Corp. logo are service marks of Official Payments Corporation.

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